Exhibit 10.17

December 15, 2014

SUBLEASE

1.	PARTIES.

This Sublease, dated December 15, 2014 is made between THE SCRIPPS RESEARCH INSTITUTE (“Sublessor”), and FATE THERAPEUTICS, INC. (“Sublessee”).

2.	MASTER LEASE.

Sublessor is the lessee under a written lease dated September 27, 2007, as amended by the First Amendment to Lease, dated May 1, 2013 (collectively the “Master Lease”), wherein ARE-3535/3565 GENERAL ATOMICS COURT, LLC (“Lessor”) leased to Sublessor the real property located in the City of San Diego, County of San Diego, State of California, described as: 19,606 rentable square feet of the first floor and 1,570 usable square feet of the parking garage of a building located at 3535 General Atomics Ct., San Diego, CA 92121 (“Master Premises”). Master Lease is shown in Exhibit B. All capitalized terms used in this Sublease, if not defined herein, shall have the meanings ascribed to such terms as provided in the Master Lease.

3.	PREMISES.

Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the following portion of the Master Premises: approximately 5,620 rentable square feet (5,155 usable square feet) along with unrestricted access to the common areas required to enter and exit the Premises from the Building lobby as shown in Exhibit A (the “Premises”).

4.	USE.

General office, laboratory and other support functions for a biotechnology company.

5.	OPERATING HOURS.

Sublessee shall have 24 hours per day, 7 days per week, 365 days per year access to Premises.

6.	WARRANTY BY SUBLESSOR.

Sublessor warrants and represents to Sublessee that to the best of its actual knowledge as of the date of this Sublease referenced above that Sublessor is not in default or breach of any of the provisions of the Master Lease, and that Sublessor has not received notice from the Lessor of any claim by Lessor that Sublessor is in default or breach of any of the provisions of the Master Lease.

7.	TERM.

The Term of this Sublease shall commence on the date of the last to occur of the following conditions (the “Commencement Date”): (i) possession of the Premises has been given to Sublessee by Sublessor with substantial completion of the Tenant Improvements (described in Section 10 below) and the Construction (as described in Section 18 below), and (ii) Lessor consents to this Sublease and Sublessee receives a letter from the Lessor consenting to this executed Sublease. The Commencement Date is estimated to occur on approximately January 16, 2015, such date to be adjusted based on the actual date of commencement; provided, however, that in no event shall this Sublease commence before January 16, 2015. In the event that this Sublease has not commenced by February 15, 2015, Sublessee shall have the right upon five (5) days’ written notice to Sublessor to terminate the Sublease and all payments paid by Sublessee to Sublessor shall be promptly refunded. This Sublease shall expire on September 30, 2017. The “Term” shall mean the period commencing on the Commencement Date and ending on expiration or earlier termination of this Sublease. For clarity, in the event that Sublessee terminates this Sublease in accordance with the foregoing, all consideration previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee, this Sublease shall thereafter be of no further force or effect, and neither party shall have any further liability to the other party on account of such delay or cancellation.

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8.	RENT.

Sublessee shall pay to Sublessor as Rent, without deduction, setoff, notice or demand, at The Scripps Research Institute, 10550 North Torrey Pines Road, La Jolla, CA 92037, or at such other place as Sublessor shall designate from time to time by written notice to Sublessee, paid on the first day of each month of the Term, Sublessor’s current actual rental rate per the Master Lease, estimated to be the amount of $4.31 per rentable square feet (“RSF”) times the 5,620 rentable square feet of the Premises, as of the Commencement Date of the Sublease, which rental rate shall increase by Sublessor’s actual increased rental rate per the Master Lease as of the first day of November of each year during the Term. Sublessee shall pay to Sublessor upon execution of this Sublease, and Sublessee’s receipt of a letter from Lessor consenting to this executed Sublease, $24,222.20 as Rent for the first month of the Term. If the Term begins on a day other than the first day of a month, the Rent for the partial months shall be prorated on a per diem basis based on the actual number of days in the month in which the Sublease commences. Additional provisions:

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Sublessee shall also deposit with Sublessor $24,222.20 as a security deposit (“Security Deposit”), in the form of cash or check, at the sole discretion of Sublessee, upon execution of this Sublease and Sublessee’s receipt of a letter from the Lessor consenting to this executed Sublease. The Security Deposit shall be held by Sublessor as security for the performance of Sublessee’s obligations under this Sublease. The Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Sublessor is entitled under the provisions of this Sublease) shall be returned to Sublessee within sixty (60) days after the expiration or earlier termination of this Sublease. If Sublessor transfers its interest in this Sublease, Sublessor shall either (1) transfer any Security Deposit then held by Sublessor to a person or entity assuming Sublessor’s obligations or (2) return to Sublessee any Security Deposit then held by Sublessor and remaining after any deductions permitted under this Sublease.

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During the Term, Sublessee shall pay to Sublessor its pro-rata share, on a direct pass through basis as charged to Sublessor by Lessor, of all operating expense costs charged to Sublessor under the Master Lease. For purposes of clarification, the parties mutually agree that Sublessee’s pro-rata share (i.e., the proportional share the Premises bears to the Master Premises) shall be set at 26.83% of the total cost of the above-referenced operating expenses charged to Sublessor under the Master Lease. One twelfth (1/12) of the annualized amounts owed by Sublessee under this section for operating costs shall be paid to Sublessor on the first day of each month during the Term.

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Sublessor shall be entitled to use all or any portion of the Security Deposit, as reasonably necessary, to (i) cure Sublessee’s default in the payment of Rent, operating expenses, and/or any other amounts due under this Sublease; (ii) repair any damage or loss, excluding ordinary wear and tear, caused or contributed to by Sublessee or its invitees; (iii) clean the Premises, if necessary to return the Premises to the condition it was in prior to Sublessee occupying the Premises, upon the expiration or termination of this Sublease; and/or (iv) replace or restore furnishings, fixtures, equipment or other appurtenances other than due to normal wear and tear as a result of Sublessee’s use of the Premises. The Security Deposit shall not be used by Sublessee in lieu of payment of the last months’ Rent. If all or any portion of the Security Deposit is used by Sublessor as permitted hereunder during the Term, Sublessee agrees to pay to Sublessor an amount sufficient to reinstate the Security Deposit to its original amount within five (5) days after receiving Sublessor’s written notice to reinstate such Security Deposit. In addition, no interest will be paid on the Security Deposit.

9.	OTHER PROVISIONS OF SUBLEASE.

The terms and conditions of the Master Lease are hereby incorporated into and made a part of this Sublease as if Sublessor was the Landlord thereunder, Sublessee was the Tenant thereunder, and the Premises was the Master Premises, except for the following: (1) Sublessee shall have no restoration obligation related to Telecommunications Installations or Linking Work as described in Section 11 of the Master Lease, (2) Sublessee’s only obligations with respect to repairs and restoration shall be those repairs that are necessary due to any damage, loss, action or inaction caused by Sublessee or its invitees, (3) the terms of Exhibit C Work Letter do not apply to Sublessee. Sublessee assumes and agrees to perform all of the Sublessor’s obligations under the Master Lease during the Term to the extent that such obligations would reasonably apply to the Premises, except that the obligation to pay rent and operating expenses to Lessor under the Master Lease shall be considered performed by Sublessee only when Sublessee timely pays the amount of rent and operating costs to Sublessor in accordance with Section 8 of this Sublease. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor shall exercise due diligence in attempting to cause Lessor to perform its obligations under

December 15, 2014

the Master Lease for the benefit of Sublessee (but shall not be liable to Sublessee in any way for Lessor’s inability or failure to perform Lessor’s obligations), and shall not voluntarily terminate Master Lease. If the Master Lease terminates, this Sublease shall automatically terminate and the parties shall be relieved of any further liability or obligation under this Sublease, except for any of Sublessee’s obligations that accrued prior to the termination date of the Master Lease. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

10.	TENANT IMPROVEMENTS.

Sublessor, at Sublessor’s sole expense, shall: (1) repair/replace any defective or damaged flooring, millwork, ceiling tiles, light fixtures and window blinds in the Premises, (2) re-key the locks to doors leading into Premises such that Sublessee will have secure access to Premises, and (3) shall thoroughly clean Premises. Sublessor shall also separate the data cabling serving the Premises from the main data room so that Sublessee can, at Sublessee’s sole expense, set up its own secure network within Premises.

11.	HAZARDOUS MATERIALS.

Sublessor shall deliver Premises free of any Hazardous Materials and shall provide Sublessee with a certified statement from a commercially recognized third party environmental services firm stating that the Premises is free from Hazardous Materials as of the date Sublessor delivers possession of the Premises to Sublessee. In addition to Sublessee’s indemnity to Sublessor pursuant to Section 16 of the Master Lease, Sublessee shall indemnify Sublessor from any claims arising from Sublessee’s use of any Hazardous Materials and shall use such materials in compliance with all governmental codes and restrictions. Sublessee shall have the right to bring into the Premises and use therein the Hazardous Materials listed in Exhibit C. In the event Sublessee desires to use any Hazardous Materials in the Premises other than those listed in Exhibit C, Sublessee shall, prior to such use, provide a list of such proposed additional Hazardous Materials to Sublessor and obtain the written approval of Sublessor and Lessor prior to any such use. Sublessee shall use all Hazardous Materials that are listed in Exhibit C and which may be approved in the future by Sublessor and Lessor in compliance with all applicable laws, ordinances and regulations. Upon the earlier expiration or termination of this Sublease, Sublessee shall remove all Hazardous Materials it has brought into Premises and shall provide Sublessor with a certified statement from a commercially recognized third party environmental services firm stating that the Premises is free from Hazardous Materials at the expiration or earlier termination of Sublease.

12.	BUILDING CONDITION.

Sublessor shall, or shall ensure that Lessor shall, provide that the roof, existing HVAC systems, electrical, lighting, fire sprinkler and plumbing systems serving and within the Premises (collectively the “Building Systems”) are in good working condition (ordinary wear and tear excepted), have recently been operated and have been regularly serviced. Sublessee shall have no obligation to maintain or repair any Building Systems unless caused by Sublessee’s or its invitees’ misuse or damage of such Building Systems.

13.	ATTORNEYS’ FEES.

If Sublessor or Sublessee shall commence legal action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys’ fees.

14.	COMMISSION.

Sublessor shall pay a leasing commission for the procurement of the Sublessee to Hughes Marino upon Commencement of the Sublease equal to four percent (4%) of the aggregate Net Rent. There shall be no commission due related to the representation of Sublessor.

December 15, 2014

15.	AGENCY DISCLOSURE.

Sublessor and Sublessee each warrant that they have dealt with no other real estate broker in connection with this transaction except Hughes Marino which represents both Sublessor and Sublessee. Sublessor and Sublessee hereby confirm that they were timely advised of the dual representation and that they consent to the same, and that they do not expect Hughes Marino to disclose to either of them the confidential information of the other party.

16.	NOTICES.

All notices and demands which may or are to be required or permitted to be given by either Sublessor or Sublessee on the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be mailed to the Sublessee at the Premises, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be mailed to the Sublessor at the address set forth above, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee.

17.	ENTIRE AGREEMENT

This Sublease, including the Exhibits and documents referenced herein, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings regarding this subject matter. This Agreement shall not be modified except in writing signed by both Sublessor and Sublessee.

18.	EXTENSION OF COMMENCEMENT DATE

The parties acknowledge that during December, 2014, Lessor will be making certain improvements to the Building where the Premises are located, which will involve some work in the Premises and the Master Premises (the “Construction”). The work in the Premises is scheduled to be completed by December 31, 2014. In the event that the Construction is not substantially completed by January 15, 2015 so as to provide Sublessee with use and enjoyment of the Premises without substantial disturbance to its overall business operations caused by such Construction, Sublessee shall have the right to extend the Commencement Date, by written notice to Sublessor, to the date when such Construction is substantially complete so that Sublessee has use and enjoyment of the Premises without substantial disturbance to its overall business operations caused by such Construction. Sublessee’s rights under this Section 18 are in addition to Sublessee’s rights under Section 7 of this Sublease.

SUBLESSOR:		SUBLESSEE:

By:	/s/ Donna Weston	By:	/s/ Scott Wolchko
Name:	Donna Weston	Name:	Scott Wolchko
Title:	CFO	Title:	CFO
Date:	12/16/2014	Date:	15 Dec 2014

December 15, 2014

Exhibit A – Premises

December 15, 2014

Exhibit B – Copy of Master Lease

December 15, 2014

Exhibit C – List of Sublessee Hazardous Materials

FATE THERAPEUTICS, INC. HAZARDOUS MATERIALS INVENTORY (November 2014)

Chemical:	Supplier	CAS #	Vol/ Weight	UOM	[illegible]	[illegible]	[illegible]	[illegible]
2-methylbutane	Fisher	78-78-4	4	L	Liquid	1	IA Flam, Toxic	-59.8F
2 propanol	Fisher	64-63-0	10	L	Liquid	1	IB Flam, Toxic	53.6F, LD50 5840 mg/kg
Absolute Ethanol	Fisher	64-17-5	15-20	L	Liquid	1	IB Flam, Toxic	53.6F, LD50 3450 mg/kg
Acetic Acid	Fisher	64-19-7	1	L	Liquid	1	II Combusitble, Class I Reactive, Corrosive	104F, pH <2.5, LD50 3310 mg/kg
Acetone	Fisher	67-64-1	10-15	L	Liquid	1	IB Flam, Irritant	-4F, LD50 5800 mg/kg
Acetonitrile	HoneyWell	75-08-08	4	L	Liquid	1	IA Flam, Toxic	43F, LCD50 2460 mg/kg
Ammonium Sulfate	Fisher	7783-20-2	5	kg	Solid	1	Irritant, Combustible Powder	LD50 2840 mg/kg
Carbon Dioxide 13x200 ft3	Air Gas	124-38-9	2600	ft3	Gas	1	Toxic, Under Pressure	NA
Chloroform	Fisher	67-66-3	4	L	Liquid	1	Toxic, Carcinogen	LD50 695 mg/kg
Cleaning Solution	Fisher	7664-93-9	500	ml	Liquid	1	Corrosive, Oxidizer	pH 0.3, LD50 2140 mg/kg
Dimethyl Sulphoxide	J.T. Baker	67-68-5	500	ml	Liquid	1	IIIA Combustible	189F, LCD50 14,500
Dimethyl Sulphoxide	Fisher	67-68-5	1	L	Liquid	1	IIIA Combustible	189F, LCD50 14,500
Dimethyl Sulphoxide	Sigma	67-68-5	100	ml	Liquid	1	IIIA Combustible	189F, LCD50 14,500
Eosin Y	Fisher	17372-87-1	500	ml	Liquid	1	Irritant	LD50 2344 mg/kg
Formaldehyde	Sigma	50-00-0	1	L	Liquid	1	IIIA Combustible, Corrosive, Toxic, Carcinogen	147F, no pH referenced
Formalin	Fisher	50-00-0	20	L	Liquid	1	IIIA Combustible, Toxic, Carcinogen	199.9F, LD50 17-8290 mg/kg
Formic Acid	Sigma	64-18-6	500	ml	Liquid	1	II Combustible, Corrosive	212F, pH 2.2, LD50 730mg/kg
Glycerol	Fisher	56-81-5	4	L	Liquid	1	IIIB Combustible, Irritant	320F, LD50 12,600mg/kg
Hydrochloric acid	Fisher	7647-01-0	3	L	Liquid	1	Corrosive, Toxic	pH<1, LD50 238-277 mg/kg
Liquid nitrogen 3x230 L, 1x180 L	Air Gas	7727-37-9	870	L	Liquid	1	Toxic, Under Pressure	NA
Methanol	Fisher	67-56-1	4	L	Liquid	1	IB Combustible, Toxic, Carcinogen	53.6F, LD50 6200 mg/kg
N, N Dimethylformamide	EMD	68-12-2	100	ml	Liquid	1	Class II Flamm, Toxic	135.5F, LD50 2900-4000 mg/kg
Nitrogen 4x 300 ft3	Air Gas	7727-37-9	1200	ft3	Gas	1	Inert, Under Pressure	NA
Oxygen 25x24 ft3	Air Gas	7782-44-7	600	ft3	Gas	1	Oxidizing, Under Pressure	NA
Paraformaldehyde	E.M.S.	30525-89-4	3	L	Liquid	1	IIIA Combustible, Toxic,	>140F, LD50 >200mg/kg
Permount	Fisher	108-88-3	500	ml	Liquid	1	IB Flam, Toxic, Carcinogen	39.2F, LD50 636mg/kg
Phenol	Fisher	108-95-2	1	L	Liquid	1	IIIB Combustible, Toxic	174.9F, LD50 317mg/kg
Phosphoric Acid	Ricca	7664-38-2	4	L	Liquid	1	Toxic, Corrosive	pH 1.5, LD50 1530mg/kg
Picric Acid	Sigma	88-89-1	1	L	Liquid	1	Class 4 Reactive, Corrosive, Toxic	pH 1.3, LD50 200mg/kg
Sodium Hypochlorite	Acros	7681-52-9	250	ml	Liquid	1	Corrosive	pH unlisted, LD50 5800 mg/kg
Sulphuric Acid	Fisher	7664-93-9	500	mL	Liquid	1	Corrosive, Oxidizing, Toxic	pH 0.3, LD50 2140 mg/kg
Tetrahydrofuran	EMD	109-99-9	100	ml	Liquid	1	IB Flam, Class I Reactve, Toxic	4.7F, LD50 2900mg/kg
Trichloroacetic Acid	Sigma	76-03-9	100	g	Liquid	1	IIIB Combustible, Corrosive	>235F, pH 1, LD50 3320 mg/kg
Triethanolamine	Sigma	102-71-6	100	ml	Liquid	1	IIIB Combustible	354F, LD50 5530mg/kg
Xylenes	Fisher	1330-20-7	1	gal	Liquid	1	IB Flam, Toxic,	78.1F, LD50 3500 mg/kg

December 15, 2014